Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Unitrend Entertainment Group Limited of our report dated April 16, 2024, relating to the consolidated financial statements of Unitrend Entertainment Group Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ OneStop Assurance PAC

Singapore

October 23, 2024